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                                                                    EXHIBIT 99.1

                            SILVERLEAF RESORTS, INC.
                        1221 River Bend Drive, Suite 120
                               Dallas, Texas 75247
                                 (214) 631-1166

Contact:    Harry J. White, Jr.
            Chief Financial Officer
            (214) 631-1166

                       SILVERLEAF RESORTS, INC. ANNOUNCES
                     COMPLETION OF CONDUIT LOAN TRANSACTION,
                   AMENDMENTS TO SENIOR CREDIT FACILITIES, AND
                     RESULTS OF ANNUAL SHAREHOLDERS MEETING

         DALLAS, Texas. (December 23, 2003) - Silverleaf Resorts, Inc. (OTC:SVLF) today announced that it has closed a $66.4 million conduit term loan transaction through a wholly owned financing subsidiary, Silverleaf Finance II, Inc. ("SF-II"). This conduit loan was arranged through Textron Financial Corporation ("Textron"), one of Silverleaf's existing senior lenders. Under the terms of the new conduit loan, Silverleaf has sold approximately $78.1 million of its vacation interval receivables to its subsidiary SF-II for an amount equal to the aggregate principal balances of the receivables. The purchase of these receivables from Silverleaf was financed by Textron through a one-time advance to SF-II of $66.4 million, which is approximately 85% of the outstanding balance of the receivables SF-II purchased from Silverleaf. All customer receivables transferred from Silverleaf to SF-II have been pledged as security to Textron. Textron has also received as additional collateral a pledge of all of Silverleaf's equity interest in SF-II and a $15.7 million demand note from Silverleaf to SF-II. Proceeds from the sale of the receivables to SF-II will be used by Silverleaf to pay down by approximately $65.5 million the amounts outstanding under its two senior revolving credit facilities. Textron's new conduit loan to SF-II will mature in 2014 and bears interest at a fixed annual rate of approximately 7.035 %.

         Silverleaf further announced that as a result of the closing of Textron's $66.4 million conduit loan, it has obtained a two year extension of its senior revolving credit facilities with Textron and one if its other senior lenders. These two revolving facilities are now extended through March 31, 2006. Additionally, the Company has obtained from another of its existing lenders an extension through March 31, 2006 of its existing revolving credit facility through the Company's other financing subsidiary, Silverleaf Finance I, Inc.; however, in order to obtain a two year extension of this facility, the Company has agreed to reduce the principal amount of the facility from $100 million to $85 million.

         The new conduit loan and revolving loan extensions announced today will improve Silverleaf's ability to finance its operations at existing levels through 2004. However, the Company must still obtain alternative lines of credit to refinance an approximately $17.6 million secured receivables facility through a senior lender that matures in August 2004. Due to the Company's lack of liquidity necessary to pay this loan when it matures, the Company must

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obtain such alternative financing, or negotiate an extension of the maturity date with the lender, or a payment default will result when the $17.6 million facility matures in August 2004.

         Silverleaf also announced actions taken at its annual meeting of shareholders held on December 16, 2003. At the meeting, each of Silverleaf's current five directors was reelected to serve on the Company's Board of Directors until the Company's next annual meeting. Those reelected are J. Richard Budd, III, James B. Francis, Jr., Herbert B. Hirsch, Robert E. Mead, and
R. Janet Whitmore. Additionally, the shareholders adopted amendments to the Company's Articles of Incorporation which eliminate the staggered terms of its board of directors and reduce from two-thirds to a simple majority the number of outstanding shares necessary to approve mergers, share exchanges, consolidations, dissolutions, or sales of all or substantially all of the Company's assets. The shareholders also approved the Company's 2003 Stock Option Plan and ratified the selection of BDO Seidman, LLP as the Company's independent auditor for 2003.

         Based in Dallas, Texas, Silverleaf Resorts, Inc. currently owns and operates 12 timeshare resorts in various stages of development. Silverleaf Resorts offer a wide array of country club-like amenities, such as golf, swimming, horseback riding, boating, and many organized activities for children and adults. Silverleaf has a managed ownership base of over 109,000.

         This release contains certain forward-looking statements that involve risks and uncertainties and actual results many differ materially from those anticipated. The Company is subject to specific risks associated with the timeshare industry, the regulatory environment, and various economic factors. These risks and others are more fully discussed under the heading "Cautionary Statements" in the Company's reports filed with the Securities and Exchange Commission, including the Company's amended 2002 Annual Report on Form 10K/A (pages 20 through 28 thereof) filed on October 20, 2003.

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